Contacts:	Lorne E. Phillips, CFO Pioneer Drilling Company (210) 828-7689 Lisa Elliott / lelliott@drg-l.com Anne Pearson / apearson@drg-l.com DRG&L / (713) 529-6600
FOR IMMEDIATE RELEASE

Pioneer Drilling Reports Fourth Quarter 2011 Results

SAN ANTONIO, Texas, February 21, 2012 - Pioneer Drilling Company, Inc. (NYSE Amex: PDC) today reported financial and operating results for the three and 12 months ended December 31, 2011. Operational highlights include:

•	Added one multi-year term contract for a new-build drilling rig during the fourth quarter, for a total of 10 new-build drilling rigs that will begin operating in shale plays in 2012

•	Currently, 80% of the working drilling rigs in our fleet are operating under term drilling contracts

•	Production Services revenue increased 7% over the third quarter of 2011 and represented 42% of total revenues and generated 48% of total gross margin in the fourth quarter

•	Approximately 87% of the working drilling rigs and 79% of the Production Service assets are operating on wells in oil and liquids-rich plays
Financial Results
Revenues for the fourth quarter of 2011 were $203.7 million, a 9% increase over $187.7 million for the third quarter of 2011 (“the prior quarter”) and a 37% increase over $148.6 million for the fourth quarter of 2010 (“the year-earlier quarter”). The increase from the prior quarter was primarily due to higher rig utilization in the Drilling Services Division and some pricing improvement as well as the contribution from fleet additions in the Production Services Division. The increase from the year-earlier quarter was due to higher utilization and pricing in both divisions and the contribution from additional Production Services equipment.
Net income for the fourth quarter was $6.8 million, or $0.11 per diluted share, compared with net income for the prior quarter of $6.7 million, or $0.11 per diluted share, and a net loss for the year-earlier quarter of $6.0 million, or $0.11 per share. Fourth quarter 2011 results were reduced by an increase in interest expense of $1.9 million primarily related to the issuance of Senior Notes in November, an increase in depreciation expense of $2.2 million for new and upgraded equipment going into service, and acquisition-

related expenses of $0.6 million. Fourth quarter Adjusted EBITDA(1) was $55.5 million, an 8% increase over $51.6 million in the prior quarter and a 47% increase over Adjusted EBITDA of $37.7 million in the year-earlier quarter.
Operating Results
Revenues for the Drilling Services Division were $118.9 million in the fourth quarter, a 9% increase over the prior quarter and a 26% increase from the year-earlier quarter. During the fourth quarter, the utilization rate for our fleet of 64 drilling rigs averaged 87%, up from 71% in the prior quarter and 64% a year ago for a fleet of 71 rigs. The rig count in the fourth quarter was lower due to the retirement of the seven drilling rigs at the end of the third quarter. If the seven retired rigs had been excluded from the fleet in the third quarter, the utilization rate would have been 79% versus 71%. Fourth quarter average drilling revenues per day declined 1% from the prior quarter as a result of more rigs operating in West Texas where revenues per day and margins per day are typically lower than our other operating areas. Drilling Services margin(2) was $7,686 per day in the fourth quarter as compared to $7,797 per day in the prior quarter and $7,679 per day in the year-earlier period.
Revenues for the Production Services Division were $84.8 million in the fourth quarter, up 7% from the prior quarter and up 57% from the year-earlier quarter. Fourth quarter Production Services margin(2) as a percentage of revenue was 42%, compared to 44% in the prior quarter and 41% in the year-earlier quarter. During the fourth quarter, our well service rig utilization was approximately 86%, compared to 92% in the prior quarter and 90% in the year-earlier quarter, while pricing increased to $577 from $555 per hour as compared to the prior quarter.
“Throughout 2011, demand for our equipment and services continued to grow, driving a 47% increase in annual revenue and a 78% year-over-year increase in Adjusted EBITDA(1)” said Wm. Stacy Locke, President and CEO of Pioneer Drilling. "Our growth in 2012 should continue as we begin deploying 10 new-build drilling rigs under multi-year contracts and we see the substantial impact of new Production Services equipment. We anticipate our first new-build drilling rig will begin working in March, with four additional new-build rigs by mid-2012 and the remaining five in the second half of the year. In addition, we expect to add 13 new well service rigs and 13 wireline units in the first half of 2012.
“We are also excited to now offer coiled tubing services as a result of our acquisition of Go-Coil effective December 31, 2011. Go-Coil's strong management team and fleet of 10 young, high-quality coiled tubing units are an excellent strategic fit with our Production Services Division. We expect the acquisition to contribute approximately $26 million to $29 million of Adjusted EBITDA in 2012. Also, we plan to add three coiled tubing units in late 2012.
“Our new equipment will primarily be going to work in U.S. shale plays and basins producing oil and liquids-rich gas. Demand for our services is strong in the Bakken, Eagle Ford Shale and the Permian Basin,

where we have a solid market presence. Currently, approximately 87% of our working drilling rigs and 79% of the Production Services assets are operating in oil and liquids-rich plays. We have also continued to focus on securing term contracts for our equipment, with 80% of our drilling fleet currently operating under term contracts, not including the 10 new-build rigs that will be deployed under multi-year contracts later this year.
“In the first quarter of 2012, we expect drilling rig utilization for our 64 rigs to average between 83% and 85%, including the addition of the one new rig in March. We expect our Drilling Services margin to be down approximately $300 to $600 per day, as compared to the fourth quarter of 2011, driven by additional drilling rigs in West Texas and slightly lower utilization in Colombia and dry gas regions in the U.S.
“In the fourth quarter, our Production Services Division continued to maintain strong utilization while adding five wireline units and four well service rigs. In the first quarter of 2012, we anticipate that Production Services revenues will increase 20% to 25% and margin as a percentage of revenues will be flat quarter over quarter, driven by equipment additions and our new coiled tubing services business, which will be partially offset by normal seasonality,” Locke said.
Liquidity
Working capital was $129.9 million at December 31, 2011, compared to $76.1 million at December 31, 2010. Our cash and cash equivalents at the end of 2011 were $86.2 million, up from $22.0 million at year-end 2010.
The change in cash and cash equivalents during the year is primarily due to cash provided by operations of $144.9 million, the sale of common stock of $94.3 million, net debt borrowings of $130.3 million and the sale of our ARPs investment of $12.6 million, partially offset by $210.1 million used for purchases of property and equipment and $115.5 million used for the acquisition of Go-Coil and other production services businesses.
Our $250 million Revolving Credit Facility remains undrawn, other than $9 million in committed letters of credit, leaving availability under our Revolving Credit Facility at $241 million.
Capital Expenditures
For the year ended December 31, 2011, total cash capital expenditures were $210.1 million. Currently, we expect to spend approximately $300 million to $330 million in 2012, which includes a portion of the construction costs for 10 new-build drilling rigs, upgrades to drilling rigs being relocated to West Texas, additional well service rigs, wireline units, coiled tubing units, and routine capital expenditures. We expect to fund these capital expenditures from operating cash flow in excess of our working capital requirements, proceeds from the sale of our Senior Notes in November 2011 and from borrowings under our Revolving Credit Facility.

Conference Call
Pioneer's management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time), to discuss these results. To participate in the call, dial 480-629-9678 at least 10 minutes early and ask for the Pioneer Drilling conference call. A replay will be available after the call ends and will be accessible until February 28, 2012. To access the replay, dial (303) 590-3030 and enter the pass code 4510276#. A broadcast of the conference call will also be webcast on the Internet at Pioneer's Web site at www.pioneerdrlg.com. To listen to the live call, visit Pioneer's Web site at least 10 minutes early to register and download any necessary audio software. An archive will be available shortly after the call. For more information, please contact Donna Washburn at DRG&L at (713) 529-6600 or e-mail dmw@drg-l.com.
About Pioneer
Pioneer Drilling Company provides contract land drilling services to independent and major oil and gas operators in Texas, Louisiana, the Mid-Continent, Rocky Mountain and Appalachian regions and internationally in Colombia through its Pioneer Drilling Services Division. Pioneer also provides well services, wireline, coiled tubing and fishing and rental services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent, Rocky Mountain and Appalachian regions through its Pioneer Production Services Division.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations
Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in this news release as a result of a variety of factors, including general economic and business conditions and industry trends; levels and volatility of oil and gas prices; decisions about onshore exploration and development projects to be made by oil and gas producing companies; risks associated with economic cycles and their impact on capital markets and liquidity; the continued demand for the drilling services or production services in the geographic areas where we operate; the highly competitive nature of our business; our future financial performance, including availability, terms and deployment of capital; the supply of marketable drilling rigs, well service rigs, coiled tubing and wireline units within the industry; the continued availability of drilling rig, well service rig, coiled tubing and wireline unit components; the continued availability of qualified personnel; the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions; and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment.  We have discussed many of these factors in more detail in our annual report on Form 10-K for the year ended December 31, 2011.  These factors are not necessarily all the important factors that could affect us.  Unpredictable or unknown factors we have not discussed in this news release, or in our annual report on Form 10-K could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements.  All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether, as a result of new information, future events or otherwise.  We advise our shareholders that they should (1) be aware that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable GAAP financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.

_________________________________

(1)
Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (i) in isolation of, or as a substitute for, net income (loss), (ii) as an indication of operating performance or cash flows from operating activities or (iii) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) is set forth below.

(2)
Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenues less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under GAAP. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer management. A reconciliation of Drilling Services margin and Production Services margin to net income (loss) as reported is included in the tables to this press release. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

- Financial Statements and Operating Information Follow -

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010
	(unaudited)			(audited)
Revenues:
Drilling services	$118,859	$94,616	$108,764	$433,902	$312,196
Production services	84,797	54,002	78,887	282,039	175,014
Total revenues	203,656	148,618	187,651	715,941	487,210

Costs and expenses:
Drilling services	79,430	62,727	72,430	292,559	227,136
Production services	48,989	31,607	44,394	164,365	105,295
Depreciation and amortization	35,160	31,536	32,992	132,832	120,811
General and administrative	19,232	15,287	17,705	67,318	52,047
Bad debt expense	548	597	322	925	493
Impairment of equipment	—	—	484	484	—

Total costs and expenses	183,359	141,754	168,327	658,483	505,782
Income (loss) from operations	20,297	6,864	19,324	57,458	(18,572)

Other (expense) income:
Interest expense	(8,062)	(7,821)	(6,137)	(29,721)	(26,567)
Impairment of investments	—	(3,331)	—	—	(3,331)
Other	52	(732)	(1,193)	(6,904)	912
Total other expense	(8,010)	(11,884)	(7,330)	(36,625)	(28,986)

Income (loss) before income taxes	12,287	(5,020)	11,994	20,833	(47,558)
Income tax (expense) benefit	(5,469)	(972)	(5,250)	(9,656)	14,297

Net income (loss)	$6,818	$(5,992)	$6,744	$11,177	$(33,261)

Income (loss) per common share:
Basic	$0.11	$(0.11)	$0.11	$0.19	$(0.62)
Diluted	$0.11	$(0.11)	$0.11	$0.19	$(0.62)

Weighted-average number of shares outstanding:
Basic	61,380	53,876	59,898	57,390	53,797
Diluted	62,568	53,876	61,428	58,779	53,797

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(audited)

	December 31, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$86,197	$22,011
Short-term investments	—	12,569
Receivables, net of allowance for doubtful accounts	145,234	89,515
Deferred income taxes	15,433	9,867
Inventory	11,184	9,023
Prepaid expenses and other current assets	11,564	8,797
Total current assets	269,612	151,782

Net property and equipment	793,956	655,508
Intangible assets, net of amortization	52,680	21,966
Goodwill	41,683	—
Noncurrent deferred income taxes	735	—
Other long-term assets	14,088	12,087
Total assets	$1,172,754	$841,343

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$66,440	$26,929
Current portion of long-term debt	872	1,408
Prepaid drilling contracts	3,966	3,669
Accrued expenses	68,402	43,634
Total current liabilities	139,680	75,640

Long-term debt, less current portion	418,728	279,530
Noncurrent deferred income taxes	94,745	80,160
Other long-term liabilities	9,156	9,680
Total liabilities	662,309	445,010
Total shareholders’ equity	510,445	396,333
Total liabilities and shareholders’ equity	$1,172,754	$841,343

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(audited)

	Year ended
	December 31,
	2011	2010

Cash flows from operating activities:
Net income (loss)	$11,177	$(33,261)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	132,832	120,811
Allowance for doubtful accounts	787	521
Loss (gain) on dispositions of property and equipment	151	(1,629)
Stock-based compensation expense	6,705	6,675
Amortization of debt issuance costs and discount	3,302	2,609
Impairment of investments	—	3,331
Impairment of equipment	484	—
Deferred income taxes	8,098	(13,224)
Change in other long-term assets	2,828	(1,373)
Change in other long-term liabilities	(623)	3,223
Changes in current assets and liabilities	(20,862)	10,668
Net cash provided by operating activities	144,879	98,351

Cash flows from investing activities:
Acquisition of production services business of Go-Coil	(109,035)	—
Acquisition of other production services businesses	(6,502)	(1,340)
Purchases of property and equipment	(210,066)	(131,003)
Proceeds from sale of property and equipment	5,550	2,331
Proceeds from sale of auction rate securities	12,569	—
Proceeds from insurance recoveries	—	531
Net cash used in investing activities	(307,484)	(129,481)

Cash flows from financing activities:
Debt repayments	(113,158)	(256,856)
Proceeds from issuance of debt	250,750	274,375
Debt issuance costs	(7,285)	(4,865)
Proceeds from exercise of options	2,884	238
Proceeds from stock, net of underwriters' commissions and offering costs of $5,707	94,343	—
Purchase of treasury stock	(743)	(130)
Net cash provided by financing activities	226,791	12,762

Net increase (decrease) in cash and cash equivalents	64,186	(18,368)
Beginning cash and cash equivalents	22,011	40,379
Ending cash and cash equivalents	$86,197	$22,011

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010

Drilling Services Division:
Revenues	$118,859	$94,616	$108,764	$433,902	$312,196
Operating costs	79,430	62,727	72,430	292,559	227,136
Drilling Services margin (1)	$39,429	$31,889	$36,334	$141,343	$85,060

Average number of drilling rigs (3)	64.0	71.0	71.0	69.3	71.0
Utilization rate	87%	64%	71%	73%	59%
Revenue days	5,130	4,153	4,660	18,383	15,182

Average revenues per day	$23,169	$22,783	$23,340	$23,603	$20,564
Average operating costs per day	15,483	15,104	15,543	15,915	14,961

Drilling Services margin per day (2)	$7,686	$7,679	$7,797	$7,688	$5,603

Production Services Division:
Revenues	$84,797	$54,002	$78,887	$282,039	$175,014
Operating costs	48,989	31,607	44,394	164,365	105,295
Production Services margin (1)	$35,808	$22,395	$34,493	$117,674	$69,719

Combined:
Revenues	$203,656	$148,618	$187,651	$715,941	$487,210
Operating Costs	128,419	94,334	116,824	456,924	332,431
Combined margin	$75,237	$54,284	$70,827	$259,017	$154,779

Adjusted EBITDA (4) & (5)	$55,509	$37,668	$51,607	$183,870	$103,151

(1)Drilling Services margin represents contract drilling revenues less contract drilling operating costs. Production Services margin represents production services revenue less production services operating costs. We believe that Drilling Services margin and Production Services margin are useful measures for evaluating financial performance, although they are not measures of financial performance under generally accepted accounting principles. However, Drilling Services margin and Production Services margin are common measures of operating performance used by investors, financial analysts, rating agencies and Pioneer’s management. A reconciliation of Drilling Services margin and Production services margin to net income (loss) as reported is included in the table on the following page. Drilling Services margin and Production Services margin as presented may not be comparable to other similarly titled measures reported by other companies.

(2)Drilling Services margin per revenue day represents the Drilling Services Division’s average revenue per revenue day less average operating costs per revenue day.

(3)Effective September 30, 2011, we had 64 drilling rigs in our fleet, which excluded seven drilling rigs which were sold or retired for spare equipment.

(4)Adjusted EBITDA is a financial measure that is not in accordance with GAAP, and should not be considered (i) in isolation of, or as a substitute for, net income (loss), (ii) as an indication of operating performance or cash flows from operating activities or (iii) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. We define Adjusted EBITDA as income (loss) before interest income (expense), taxes, depreciation, amortization and any impairments. We use this measure, together with our GAAP financial metrics, to assess our financial performance and evaluate our overall progress towards meeting our long-term financial objectives. We believe that this non-GAAP financial measure is useful to investors and analysts in allowing for greater transparency of our operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA, as we calculate it, may not be comparable to Adjusted EBITDA measures reported by other companies. A reconciliation of Adjusted EBITDA to net income (loss) is set forth below.

See following page for footnote (5).

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Reconciliation of Combined Drilling Services and Production Services
Margin and Adjusted EBITDA to Net Income (Loss)
(in thousands)
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010

Combined margin	$75,237	$54,284	$70,827	$259,017	$154,779

General and administrative	(19,232)	(15,287)	(17,705)	(67,318)	(52,047)
Bad debt expense	(548)	(597)	(322)	(925)	(493)
Other (expense) income (5)	52	(732)	(1,193)	(6,904)	912
Adjusted EBITDA (4) & (5)	55,509	37,668	51,607	183,870	103,151

Depreciation and amortization	(35,160)	(31,536)	(32,992)	(132,832)	(120,811)
Impairment of equipment	—	—	(484)	(484)	—
Interest expense	(8,062)	(7,821)	(6,137)	(29,721)	(26,567)
Impairment of investments	—	(3,331)	—	—	(3,331)
Income tax (expense) benefit	(5,469)	(972)	(5,250)	(9,656)	14,297
Net income (loss)	$6,818	$(5,992)	$6,744	$11,177	$(33,261)

(5)Our Adjusted EBITDA for the year ended December 31, 2011 was reduced by a $7.3 million net-worth tax expense for our Colombian operations that was a non-recurring charge and was included in other income (expense).

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Capital Expenditures
(in thousands)
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2011	2010	2011	2011	2010

Drilling Services Division:
Routine and tubulars	$9,685	$5,850	$7,032	$35,252	$17,441
Discretionary	21,862	19,740	26,018	67,352	88,201
New-builds and acquisitions	14,768	—	14,414	41,005	—
	46,315	25,590	47,464	143,609	105,642
Production Services Division:
Routine	2,691	1,950	1,737	8,168	6,972
Discretionary	11,322	216	7,478	31,523	1,202
New-builds and acquisitions	9,173	3,338	4,690	26,766	17,187
	23,186	5,504	13,905	66,457	25,361
Net cash used for purchases of property and equipment	69,501	31,094	61,369	210,066	131,003
Net effect of accruals	9,948	(12,127)	(1,531)	27,721	4,148
Total capital expenditures	$79,449	$18,967	$59,838	$237,787	$135,151

PIONEER DRILLING COMPANY AND SUBSIDIARIES
Drilling Rig, Well Service Rig, Wireline and Coiled Tubing Unit Information

	Rig Type
	Mechanical	Electric	Total Rigs
Drilling Services Division:

Drilling rig horsepower ratings:
550 to 700 HP	2	—	2
750 to 950 HP	9	2	11
1000 HP	18	12	30
1200 to 2000 HP	6	15	21
Total	35	29	64

Drilling rig depth ratings:
Less than 10,000 feet	3	2	5
10,000 to 13,900 feet	21	6	27
14,000 to 25,000 feet	11	21	32
Total	35	29	64

Production Services Division:

Well service rig horsepower ratings:
400 HP			1
550 HP			82
600 HP			9
Total			92

Wireline units			109

Coiled tubing units			10